April 10, 2006

Mail Stop 3561

Via US Mail and Facsimile

Ms. Sue Ann Merrill
Chief Financial Officer and Secretary
376 Main Street, PO Box 74
Bedminster, New Jersey 07921

Re:	Kent Financial Services, Inc.
	Form 10-KSB for the year ended December 31, 2004
	Forms10-QSB for the periods ended June 30, 2005, March 31,
2005
and
      September 30, 2005
	Commission file #: 001-07986

Dear Ms. Merrill:

We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,



								Linda Cvrkel
								Branch Chief
Ms. Sue Ann Merrill
Kent Financial Services, Inc.
February 21, 2006
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